Filed Pursuant to Rule 424(b)(3)
File No. 333-106629
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated August 7, 2003)
CYTRX CORPORATION
Common Stock
Warrants
     This Prospectus Supplement supplements our Prospectus dated August 7, 2003. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other prior supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our Prospectus.
Selling Securityholders
     The table beginning on page 15 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement as follows:
     (A) Omicron Master Trust transferred a warrant for the purchase of 79,174 shares of our common stock registered by this Prospectus to Portside Growth and Opportunity Fund; and
     (B) Langley Partners, L.P. transferred a warrant for the purchase of 114,337 shares of our common stock registered by this Prospectus to Crestview Capital Master, LLC.
     As a result of the foregoing transfers, Crestview Capital Master, LLC shall henceforth be treated as an additional selling securityholder for purposes of the Prospectus. The information regarding selling securityholders in the Prospectus is revised and supplemented to reflect the transfers described in the preceding paragraphs. The beneficial ownership information for the selling securityholders listed below is as of May 16, 2007.

					Beneficial Ownership
	Beneficial Ownership Before Offering(1)				After Offering (1)(3)
				Number of
	Number of			Shares Being	Number
	Shares		Percent (2)	Offered	of Shares	Percent (2)
Portside Growth and Opportunity Fund	1,089,563	(4)	1.2	140,978 (4)	948,585	1.1
Crestview Capital Master, LLC	1,513,758	(5)	1.7	114,337 (5)	1,399,421	1.6

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 86,813,178 shares outstanding on May 7, 2007, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Includes 859,563 shares of our common stock issuable upon exercise of warrants, which includes 140,978 shares of our common stock issuable upon exercise of warrants included in this prospectus. Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares to be offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside Growth and Opportunity Fund through this prospectus.

(5)	Represents 1,513,758 shares of our common stock issuable upon exercise of warrants, which includes 114,337 shares of our common stock issuable upon exercise of warrants included in this prospectus. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

     Neither Portside Growth and Opportunity Fund nor Crestview Capital Master, LLC has had any material relationship with us or any of our affiliates within the past three years.
* * * * *
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is June 12, 2007.

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